EXHIBIT 14

MAINSOURCE FINANCIAL GROUP, INC.

CODE OF CONDUCT

Introduction

MainSource Financial Group, Inc. (the “Company”) and its affiliated and subsidiary organizations are required by law to meet certain ethical and legal standards, including the obligation at all times to comply with the laws, rules and regulations of the United States and of each jurisdiction (local and foreign) in which the Company does business. This Code of Ethical Conduct (the “Code”) has been adopted by the Company as evidence of the Company's commitment to the principles of HONESTY, INTEGRITY AND RESPONSIBILITY as a code of behavior for all officers, directors, employees, affiliates and associates of the Company. The implementation of this Code is intended to engender the TRUST, RESPECT AND CONFIDENCE of customers, clients, suppliers, regulators, creditors, stockholders and the general public. By accepting a position or affiliation with the Company, each officer or director is charged with the responsibility of upholding the Company’s commitment to ethical corporate behavior and agrees to comply with this Code.

This Code covers a wide range of business practices and procedures. It does not purport to summarize all laws, rules and regulations that may be applicable to the Company and its officers and directors or cover every issue that may arise, but it sets out basic principles to guide all officers and directors. This Code is intended to convey the overriding commitment of the Company that its business and affairs be conducted at the highest level of honest and appropriate corporate behavior.

The Company's executive officers, including the chief executive officer, the chief financial officer, all senior vice presidents and others performing similar functions, and the Company's Board of Directors hold an important and elevated role in corporate governance. The Company’s executive officers and the Board of Directors are charged with both the responsibility and authority to protect, promote and preserve the interests of all of the stakeholders, including stockholders, creditors, customers, employees, and suppliers. All executive officers and directors, as models for all employees of the Company, must behave in such manner as to deter wrongdoing and to promote honest and ethical conduct in all aspects of the Company's business and operations.

For purposes of this Code, "Covered Person" means the Company’s officers, directors and employees, including each member of the Board of Directors of the Company or any of its affiliates or subsidiaries.

I.HONEST AND ETHICAL CONDUCT

Each Covered Person shall exhibit and promote the highest standards of honest and ethical conduct in his/her professional and personal behavior. The Board of Directors and the executive officers are mandated to publicize and support this Code within the Company.

The standards for honest and ethical behavior for all Covered Persons include, but are not limited to, the avoidance of conflicts of interest, the prohibition on the misuse of corporate opportunities, the prohibition on the misuse of corporate assets, the preservation of the Company's confidential information, the requirement to deal fairly with Company customers, suppliers and competitors, and the prohibition of trading while in possession of inside information.

A.Avoidance of Conflicts of Interest

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A "conflict of interest" exists or may exist whenever a Covered Person's private interests interfere with or influence the objective judgment and actions of the Covered Person (or appear to do any of the foregoing) with respect to the business interests of the Company. A conflict situation can arise when a Covered Person takes actions or has interests that are materially adverse to or conflict with or otherwise may make it difficult to perform his or her Company duties objectively and effectively. Conflicts of interest may also arise when a Covered Person or an affiliate (including a family member) of such Covered Person receives improper personal benefits from any Company action or omission to act, which are substantially attributable to such Covered Person's position with the Company. Examples of potential conflicts of interest include employment with or significant equity holdings in a competitor of the Company.

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Conflicts of interest are prohibited as a matter of Company policy. To the extent that any Covered Person is or becomes aware of a potential or actual conflict of interest between such Covered Person's interests and the actions or potential actions of the Company, the Covered Person shall promptly report such potential or actual conflict of interest to his/her supervisor with the intended purpose of completing a report to the Company's director of human resources. Any Covered Person who becomes aware of a potential or actual conflict of interest with respect to the interests of another Covered Person is also directed to make a report. Any report of a potential or actual conflict of interest may, at the option of the Covered Person making the report, be made directly to the Company’s CEO or the director of human resources.

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Kickbacks, bribes, rebates or other forms of illegal consideration are never acceptable, and must never be either offered or accepted by anyone acting on behalf of the Company or in connection with the performance of his or her duties. However, business entertainment and gifts in a commercial setting intended to create good will and sound working relationships, and not to gain unfair advantage with customers or other parties, are acceptable if reasonable in amount and form. The giving or receipt of business-related gifts or entertainment, such as customary holiday gifts, is acceptable as long as the gift is not a cash gift, is consistent with customary business practices and is nominal in value, and does not violate any applicable laws or regulations. For the purposes of this Code, “nominal” should be considered as meaning less than $100. Covered Persons dealing with government agencies should be particularly alert to any agency rules limiting or prohibiting gifts or other favors. Covered Persons should discuss with their supervisor any gifts or proposed gifts that they are not certain are appropriate.

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Covered Persons may not accept a fiduciary or co-fiduciary appointment unless he/she is acting on behalf of a family member or has first received approval from the CEO. A “fiduciary appointment” is an appointment as an administrator, executor, guardian, custodian for a minor, trustee or managing agent. A Covered Person also may not act as a deputy or co-tenant of a safe deposit box, or act as an agent or attorney-in-fact (including signor or co-owner) on a customer’s account unless for a family member, not-for-profit corporation, or an entity with ownership by a Covered Person, or if approval is first received from the CEO.

B.Prohibition on Misuse of Corporate Opportunities

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Each Covered Person is prohibited from (i) appropriating for himself/herself or any of his/her affiliates or family members business opportunities that properly belong to the Company or are discovered by the Covered Person through the performance of duties on behalf of the Company unless the opportunity has first been presented to the Company and rejected, and (ii) using his/her position for personal gain.

C.Prohibition on Misuse of Corporate Assets

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All Company assets should be used for the legitimate business purposes of the Company only, although incidental personal use of Company equipment may be permissible. However, use of Company assets, time or property for personal political activities is never permissible.

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Company policy expressly prohibits the creation and maintenance of secret or unrecorded assets or liabilities. The use of Company funds (whether inside or outside the United States) for illegal purposes or for illegal political contributions to candidates, political action committees or political parties is expressly prohibited.

D.Preservation of the Company's Confidential Information

•	The Company's "Confidential Information" shall mean all proprietary information belonging to the Company, whether in written or electronic form, and used by the Company in the conduct of its business, including, without limitation, data, technology, source code, know-how, inventions, discoveries, designs, processes, formulations, models, equipment, algorithms, software programs, documents, specifications, information concerning research and development work, trade and business secrets, customer information, supplier lists, financial records, and information which relates to current, planned or proposed products, marketing and business plans, forecasts, projections and analyses, and financial information. Confidential Information does not include information in the public domain or generally known in the industry in which the Company operates, unless such availability has been caused by a violation of this non-disclosure policy.

•	Each Covered Person shall hold all Confidential Information in strict confidence and shall take such steps to safeguard the Confidential Information from unauthorized disclosure.

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The Company and its subsidiaries are periodically reviewed by regulatory examiners. Certain reports made by these agencies are the property of the agencies and are strictly confidential. Giving information from those reports to anyone not associated with the Company is a criminal offense.

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If a Covered Person believes that disclosure of Confidential Information is required by applicable law or judicial process, such Covered Person shall first notify and consult with the Company's CEO prior to any such disclosure.

E.Prohibition of Trading on Inside Information

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Pursuant to Federal law and the Company’s Insider Trading Policy, no Covered Person shall purchase or sell any security of the Company while in possession of material information about the Company, whether positive or negative, which has not yet been publicly disseminated. The prohibition on the use of such "inside information" applies to any Covered Person at any level within the Company and extends to persons not employed by the Company if they have access to such information including if such persons are “tipped” by a Covered Person. This same prohibition applies to trading in the stock of other publicly held companies on the basis of material, non-public information gained through position with the Company.

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Material, non-public information is any information that could reasonably be expected to affect the price of a stock. Anyone considering buying or selling stock because of inside information they possess should assume that such information is material. It is also important to keep in mind that any trade that becomes the subject of an investigation by the government will be viewed after-the-fact with the benefit of hindsight. Covered persons who are unsure whether a potential trade could run afoul of these rules should contact the Company CFO or CEO.

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The laws and regulations governing transactions in Company securities are extensive and complex. At times, the Board of Directors of the Company will issue alerts notifying each Covered Person that no transactions in Company securities may occur during a certain period. At other times, each Covered Person should consult with the Company's chief financial officer prior to entering into any transaction involving Company securities.

F.Competition and Fair Dealing

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We seek to outperform our competition fairly and honestly, and in compliance with all applicable laws, including antitrust laws. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, inducing past or present employees of other companies to disclose such proprietary, trade secret or other confidential information, and similar practices, are prohibited. Covered Persons should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. No Covered Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

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Covered Persons are expected to fully comply with all applicable antitrust laws. To that end, Covered Persons should never discuss business strategy or similar issues with competitors of the Company. In addition, to avoid even the appearance of an improper agreement or understanding, communications with competitors should be kept to a minimum. There should be a legitimate business reason for any such communication.

G.Outside Interests of Employees

Although not absolutely prohibited, outside employment is discouraged for all employees.  Additionally, while the Company encourages community service and leadership on local not-for-profit boards, employees are required to perform the following actions when considering outside employment or board of director roles:

Type of Service	Required Action
Employee – For Profit	Approval of Executive Management
Employee – Not For Profit	Approval of Executive Management
Director – For Profit	Approval of Executive Management
Director – Not For Profit	Notification to Human Resources

Employees will not be permitted outside employment which is in direct competition with the Company or where the advancement of the Company’s best interest as creditor might conflict and interfere with its duties as fiduciary.

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Employees are encouraged to participate in civic and political activities, but prior written approval of the Chief Executive Officer and full disclosure of the salary or fees received and approximate amount of time involved are required.

•	Any and all compensation received by an employee for services performed at the request of the Company, or during the normal working hours of the Company, must be paid over to the Company.

H.Loans

Employees may borrow from the Company or any other financial institution through regular channels for any legitimate purpose.  All such loan transactions must be at arm’s length, at market prices, in the control of the lending institution and in accordance with its loan policies.  Each Executive Officer is required to be familiar with the reporting requirements of Regulation O with respect to outside business interests. The term “Executive Officer” shall be defined as written in Section 2.152 of Regulation O of the Federal Reserve Board and shall include any other officer as may be identified by the Board of Directors.  Additionally:

•	No loan officer should be an officer of record on a loan to members of his or her immediate family.

•	Any lending officer who feels that a friendship may influence his or her decision with respect to making a loan should have the supervisor make the credit decision.

•	A loan officer must never be the officer of record for a loan from which he or she might receive personal benefit or which could be in any way construed as self-dealing.

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No loan officer should be the approving officer of a loan to any business enterprise in which he or she or an immediate relative has an employment, ownership or financial interest, except where any such interest arises solely by virtue of the ownership of less than 1.0% of the outstanding equity securities of a company which is publicly traded on a recognized exchange.

II.INTEGRITY OF COMPANY FINANCIAL RECORDS AND REPORTS

As a public company, the Company is required to make periodic filings with the Securities and Exchange Commission (“SEC”) reporting on the Company's results of operations and general financial condition. It is the Company’s policy that these reports are filed with complete and accurate information and on a timely basis. The Company has established and maintains sufficient reporting systems and procedures to ensure such full, fair, accurate, timely and understandable disclosure in filings with the SEC and in other communications with the Company's stockholders and the general public.

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It is Company policy that all Company books, records, accounts and financial statements be maintained in reasonable detail, and that business transactions be timely, completely and accurately recorded on the Company's books and records in accordance with applicable legal and other requirements and the Company’s disclosure controls and procedures and system of internal controls. Financial records should, in addition, be maintained in accordance with generally accepted accounting principles and established company financial policy.

•	It is against Company policy to evade the Company's system of internal controls and to perpetuate unrecorded transactions, assets or liabilities.

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Depending upon their position within the Company, each Covered Person may be required to provide necessary financial and other information concerning such Covered Person's areas of responsibility, and each Covered Person agrees to provide accurate and complete information in response to such request on a timely basis. Covered Persons should notify their supervisor or the person to whom the information was supplied upon learning of any inaccuracy or deficiency in such previously supplied information.

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Further, each Covered Person is expected to comply, within the scope of his or her duties, with the Company’s disclosure controls and procedures implemented by the Company to ensure that material information relating to the Company is timely recorded, processed, summarized and reported in accordance with all applicable SEC and other applicable rules and regulations. In addition, employees should report to his/her supervisor any information regarding the Company that he or she believes might be material, but may not be known at higher levels within the Company. Directors should report such matters to the Company CEO.

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Employees who become aware of any omission, inaccuracy or falsification regarding Company financial or other business records, or the information supporting such records, should report the situation to his/her supervisor, while directors should report such matters to the Company CEO.

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Furthermore, Covered Persons shall also report any concerns or complaints regarding questionable accounting or auditing matters of the Company. Such reports may be made on a confidential, anonymous basis directly to the Company’s Audit Committee by following the process and procedure as put forth in the employee handbook.

•	The retention or proper disposal of Company records shall be in accordance with established enterprise financial policies and applicable legal and regulatory requirements.

III.COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS

Obeying the law, both in letter and in spirit, is the foundation on which the Company's ethical standards are built. All Covered Persons must respect and obey the laws, rules and regulations applicable to the Company's business and operations, including those regarding equal opportunity, harassment in the workplace, political activities, insider trading in securities and all applicable banking regulations. Violating any of them could subject a Covered Person or the Company to criminal and/or civil penalties. Although not all Covered Persons are expected to know the details of all of these laws, rules and regulations, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

As appropriate, the Company will hold information and training sessions to promote compliance with applicable laws, rules and regulations.

While this Code cannot address all laws, rules and regulations applicable to the Company, some of the most material ones, to the extent not addressed above, are discussed below.

A.Criminal Laws

Covered Persons are subject to a number of criminal laws. For example, a Covered Person may not:

•	corruptly accept or solicit anything of value intending to be influenced or rewarded in connection with the Company's business or in return for confidential information;

•	intentionally fail to make currency transaction reports or other filings required by the Bank Secrecy Act, or other applicable laws or regulations;

•	knowingly engage in financial transactions involving the proceeds of an illegal activity. This is referred to as money laundering;
•	use Company funds or assets to finance campaigns for political office;
•	make a loan or giving a gift to someone who has the authority to examine the Company or its affiliates;
•	use a computer or other device or method to gain unauthorized access to customer records; or
•	make false statements to government officials.

B.Equal Opportunity; Discrimination and Harassment

It is the Company's policy, in compliance with applicable federal, state and local laws, to provide equal opportunity in all aspects of employment, and we will not tolerate any illegal discrimination or harassment of any kind. Decisions regarding employment, training, compensation and advancement will be made on the basis of qualification, merit and business needs, regardless of race, religion, sex, national origin, age, or other protected characteristic. Examples of impermissible harassment include derogatory comments based on sex, racial or ethnic characteristics, religion, national origin and similar characteristics, and unwelcome sexual advances.

IV.WAIVERS OF THE CODE

Any waivers of this Code for employees must be made in writing to the Corporate CEO. Any waivers of the Code for Executive Officers and Directors may be made only by the board of directors, and must be promptly disclosed to stockholders in accordance with applicable SEC and NASDAQ rules and regulations.

V.REPORTING ANY VIOLATIONS OF COMPANY POLICY OR ILLEGAL OR UNETHICAL BEHAVIOR

Covered Persons are required to report violations or suspected violations of this Code, other Company policies or any applicable law, regulatory requirement or other rule or regulation applicable to the Company promptly after becoming aware of such violation or potential violation.

A.Reporting Violations

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Employees may make reports to either their supervisor or if they feel more comfortable, to any corporate executive officer, Director of Human Resources, or Director of Risk Management. Directors should report violations or suspected violations to the Company CEO. To the extent possible, the identity of persons making such reports will be kept secret and their anonymity will be protected if the circumstances so warrant.

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While reporting a known or suspected violation will not absolve a Covered Person from the consequences of his or her misconduct, it may be considered in determining an appropriate disciplinary response. In addition, failure to report violations of which one is aware is itself a violation of this Code and could result in disciplinary action as discussed further below, including possible termination of employment.

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Employees are encouraged to talk to supervisors or other appropriate personnel if they have questions about this Code or its applicability or about the appropriateness of observed behavior and when in doubt about the best course of action in a particular situation. Directors should consult with the Company’s CEO on such matters. Covered Persons are expected to cooperate in internal investigations of misconduct.

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The Company will not permit any form of retaliation against any person who, in good faith, reports known or suspected violations of this Code or any other illegal or unethical behavior, even if such report turns out to be in error. Any such retaliation is itself a violation of this Code and will subject the person(s) involved to disciplinary action, as discussed below.

B.Confidential Reporting.

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The Company has engaged Lighthouse Services, Inc. (“Lighthouse”) to provide directors, officers and employees the ability to submit reports anonymously and/or confidentially directly to the Audit Committee.  The following Lighthouse methods of reporting are available 24 hours a day and 7 days a week:

•	Telephone:
▪	English speaking USA and Canada: (888) 930-0026 (not available from Mexico)
▪	Spanish speaking North America:

•	Website: http://www.lighthouse-services.com/mainsourcefinancial.com

•	Email: reports@lighthouse-services.com (must include company name with report)

•	Fax: (215) 689-3885 (must include company name with report)

VI.DISCIPLINARY MEASURES

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Violations of the Code or other policies, or of applicable laws, rules and regulations, may result in disciplinary measures against the violator. Such measures, depending on the nature and severity of the violation, whether the violation was a single or repeated occurrence, and whether the violation appears to have been intentional or inadvertent, may include written notices to the individual involved, censure by the Board, demotion or re-assignment, suspension with or without pay or benefits and termination of employment. Directors may be asked to resign from the Board.

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Disciplinary action will also apply to supervisors who, with respect to those employees reporting to them, know that prohibited conduct is contemplated by such employees and do nothing to prevent it, or know that prohibited conduct has been engaged in by such employees and fail to take appropriate corrective action. Supervisors may also be subject to disciplinary action for their failure to effectively monitor the actions of their subordinates.

•	In addition, Covered Persons should keep in mind that violations of legal and regulatory requirements may carry their own civil and criminal penalties, including fines and imprisonment.

VII.GENERAL

This Code may be amended by the Company Board of Directors, subject to the disclosure requirements under Federal securities laws.  The date indicated at the bottom of this Code of Ethical Conduct indicates the date on which this Code has been adopted by the Company, and the latest date through which this Code has been amended.

Approved this 23rd day of March 2015 by the Board of Directors of the Company.

Subsequently approved by the Subsidiary Bank’s Board of Directors.

ACKNOWLEDGEMENT:

By accepting a position or affiliation with the Company, each officer, director and employee is charged with the responsibility of upholding the Company’s commitment to ethical corporate behavior and agrees to comply with this Code.

Signature: _______________________________

Date:  ___________________________